Exhibit 99.1

JOBY AERO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$44,264	$77,337
Short-term investments	375,210	368,587
Other receivables	3,920	2,227
Prepaid expenses and other current assets	7,113	3,032

Total current assets	430,507	451,183
Property and equipment, net	41,552	34,126
Restricted cash	762	693
Equity method investment	13,097	10,990
Intangible assets	14,779	—
Goodwill	4,880	—
Deferred offering costs	5,170	—
Other non-current assets	55,330	262

Total assets	$566,077	$497,254

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	5,531	4,928
Tenant improvements loan, current portion	254	244
Capital lease, current portion	415	792
Deferred rent, current portion	340	295
Accrued expenses and other current liabilities	5,875	1,746

Total current liabilities	12,415	8,005
Tenant improvements loan, net of current portion	817	946
Capital lease, net of current portion	1,529	661
Deferred rent, net of current portion	1,136	1,321
Convertible promissory notes	76,296	—
Redeemable convertible preferred stock warrant liability	627	—
Stock repurchase liability	1,022	1,177

Total liabilities	$93,842	$12,110

Commitments and contingencies (Note 8)
Redeemable convertible preferred stock: $0.00001 par value— 105,500,526 shares authorized at June 30, 2021 and December 31, 2020, 99,608,293 shares and 96,252,623 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively (Cumulative liquidation preference $862,298 and $769,679 at June 30, 2021 and December 31, 2020, respectively)	845,931	768,312
Stockholders’ deficit:
Common stock: $0.00001 par value— 149,793,455 shares authorized at June 30, 2021 and December 31, 2020, 35,693,292 and 35,305,759 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	28,845	12,591
Accumulated deficit	(402,797)	(296,286)
Accumulated other comprehensive income	256	527

Total stockholders’ deficit	(373,696)	(283,168)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$566,077	$497,254

The accompanying notes are and integral part of these condensed consolidated financial statements.

JOBY AERO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Operating expenses:
Research and development (including related party purchases of $976 and $624 for the six months ended June 30, 2021 and 2020, respectively)	$88,218	$46,227
Selling, general and administrative (including related party purchases of $236 and $150 for the six months ended June 30, 2021 and 2020, respectively)	25,980	9,597

Total operating expenses	114,198	55,824

Loss from operations	(114,198)	(55,824)
Interest income	672	3,598
Interest expense	(1,904)	(128)
Income from equity method investment	8,891	—
Other income, net	37	134

Total other income, net	7,696	3,604

Loss before income taxes	(106,502)	(52,220)
Income tax expense	9	17

Net loss	$(106,511)	$(52,237)

Net loss per share, basic and diluted	$(3.30)	$(1.80)

Weighted-average common shares outstanding, basic and diluted	32,239,448	29,040,833

The accompanying notes are an integral part of these condensed consolidated financial statements.

JOBY AERO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Net loss	$(106,511)	$(52,237)
Other comprehensive (loss) gain:
Foreign currency translation gain (loss)	52	(50)
Unrealized (loss) gain on available-for-sale securities	(323)	1,364

Total other comprehensive (loss) gain	(271)	1,314

Comprehensive loss	$(106,782)	$(50,923)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JOBY AERO, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(unaudited)

(In thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at January 1, 2021	96,252,623	$768,312	35,305,759	$—	$12,591	$(296,286)	$527	$(283,168)
Net loss	—	—	—	—	—	(106,511)	—	(106,511)
Other comprehensive loss	—	—	—	—	—	—	(271)	(271)
Series C redeemable convertible preferred stock issued upon business combination (Note 4)	2,581,285	77,619	—	—	—	—	—	—
Series C redeemable convertible preferred stock issued upon assets acquisition (Note 4)	774,385	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	387,533	—	520	—	—	520
Vesting of early exercised stock options	—	—	—	—	187	—	—	187
Stock-based compensation expense	—	—	—	—	11,800	—	—	11,800
Other non-cash compensation expense	—	—	—	—	3,747	—	—	3,747

Balance at June 30, 2021	99,608,293	$845,931	35,693,292	$—	$28,845	$(402,797)	$256	$(373,696)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance at January 1, 2020	92,613,015	$698,452	35,154,952	$—	$4,957	$(182,122)	$(28)	$(177,193)
Net loss	—	—	—	—	—	(52,237)	—	(52,237)
Other comprehensive loss	—	—	—	—	—	—	1,314	1,314
Issuance of redeemable convertible preferred stock, net of issuance costs of $640	3,639,608	69,860	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	91,934	—	64	—	—	64
Repurchases of common stock	—	—	(54,132)	—	(1)	—	—	(1)
Vesting of early exercised stock options	—	—	—	—	186	—	—	186
Stock-based compensation	—	—	—	—	2,665	—	—	2,665

Balance at June 30, 2020	96,252,623	$768,312	35,192,754	$—	$7,871	$(234,359)	$1,286	$(225,202)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JOBY AERO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(106,511)	$(52,237)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization expense	7,295	3,255
Non-cash interest expense, and amortization of debt discount and issuance costs	1,789	—
Stock-based compensation expense	11,800	2,665
Other non-cash compensation expense	3,747	—
Write-off of in-process research and development project	5,030	—
Net increase in equity method investment	(2,107)	—
Net accretion and amortization of investments in marketable securities	2,530	(508)
Amortization of deferred costs
Changes in operating assets and liabilities
Other receivables	(1,682)	(263)
Prepaid expenses and other current assets	(1,052)	(370)
Other non-current assets	(124)	(46)
Accounts payable	84	(489)
Accrued expenses and other current liabilities	1,808	153
Deferred rent	(140)	(98)

Net cash used in operating activities	(77,533)	(47,938)

Cash flows from investing activities
Purchase of marketable securities	(289,092)	(456,964)
Proceeds from sales of marketable securities	40,227	—
Proceeds from maturities of marketable securities	239,415	60,975
Purchases of property and equipment	(14,509)	(13,546)
Asset acquisition	(4,981)	—

Net cash used in investing activities	(28,940)	(409,535)

Cash flows from financing activities
Proceeds from issuance of Series C redeemable convertible preferred stock, net	—	69,860
Proceeds from issuance of notes payable	—	2,708
Proceeds from issuance of convertible notes payable	74,972	—
Proceeds from exercise of stock options and stock purchase rights	552	59
Repayments of tenant improvement loan	(119)	(266)
Proceeds from issuance common stock warrants	120	—
Payments on capital lease obligation	(435)	(361)
Payments for deferred offering costs	(1,621)	—

Net cash provided by financing activities	73,469	72,000

Net change in cash, cash equivalents and restricted cash	(33,004)	(385,473)
Cash, cash equivalents and restricted cash, at the beginning of the period	78,030	507,869

Cash, cash equivalents and restricted cash, at the end of the period	$45,026	122,396

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets
Cash and cash equivalents	$44,264	$121,703
Restricted cash	762	693

Cash, cash equivalents and restricted cash in consolidated balance sheets	$45,026	$122,396

Non-cash investing activities
Unpaid property and equipment purchases	$1,011	$725
Property and equipment purchased through capital leases	$926	$—
Uber Elevate acquisition in exchange for Series C redeemable convertible preferred stock (Note 4)	$77,619	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

JOBY AERO, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1. Company and Nature of Business

Description of Business

Joby Aero, Inc. (the Company) was incorporated in Delaware on November 21, 2016. The Company is headquartered in Santa Cruz, California. The Company is a vertically integrated electric mobility company that is building a fully electric vertical takeoff and landing (“eVTOL”) optimized passenger aircraft to be used by the Company to deliver air transportation as a service.

Merger with RTP

On August 10, 2021, the Company completed a merger with Reinvent Technology Partners (“RTP”), a special purpose acquisition company, whereby a subsidiary of RTP merged with the Company, with the Company surviving the Merger as a wholly owned subsidiary of RTP (“Merger”). Immediately after the Merger RTP was renamed to Joby Aviation, Inc (“Joby Aviation”).

The Merger is expected to be accounted for as a reverse recapitalization, whereby RTP is expected to be treated as the acquiree. Accordingly, the financial statements of Joby Aviation will represent a continuation of the financial statements of the Company, with the Merger being treated as the equivalent of the Company issuing stock for the net assets of RTP, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded, net assets of RTP being presented at historical costs. Operations prior to the Merger will be presented as those of the Company.

As a result of and upon the closing of the Merger, all outstanding shares of the Company’s capital stock, shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock, and all outstanding restricted shares of the Company’s common stock, all outstanding as of immediately prior to the Merger, were cancelled in exchange for the right to receive, or the reservation of, shares of Joby Aviation common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Joby Aviation common stock, representing a fully-diluted pre-transaction equity value of the Company of $5.0 billion per the Merger Agreement. The outstanding shares of Company’s capital stock were determined after giving effect to the exercise in full of all outstanding warrants to purchase the Company’s capital stock and conversion of outstanding convertible note issued to Uber (see Note 4), in accordance with their terms immediately prior to the effective time of the Merger.

Significant Risks and Uncertainties

Management expects losses and negative cash flows to continue for the foreseeable future, primarily as a result of continued research and development efforts. The Company intends to fund research and development efforts through equity and debt issuances. In 2020, the Company received $70.5 million in gross proceeds from additional issuances of Series C Preferred Stock. In January 2021 the Company received $75.0 million in gross proceeds from issuance of a convertible promissory note. Failure to raise additional funding or generate sufficient positive cash flows from operations in the longer term could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

The Company operates in a dynamic high-technology industry. The Company is subject to a number of risks, including the Company’s ability to attract and retain employees necessary to support its growth; market acceptance of the Company’s offerings; an evolving regulatory environment, advances and trends in new technologies and industry standards litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; and the ability to obtain future financing.

The Company’s foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing income tax and other laws, possible limitations on foreign investment and income repatriation, government pricing or foreign exchange controls, and restrictions on currency exchange.

In March 2020, the World Health Organization declared the coronavirus disease 2019 (“COVID-19”) outbreak a global pandemic recommending containment measures worldwide. To comply with the recommended containment measures, the Company implemented alternative work arrangements for its employees and limited its employees’ travel activities to protect its employees and to comply with the provisions described within the local shelter in place order. Although some of the governmental restrictions have since been lifted or scaled back, recent and future surges of COVID-19 may result in restrictions being re-implemented by the government in effort to reduce the spread of COVID-19.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the COVID-19 outbreak, the status of health and safety actions taken to contain its spread and any additional preventative and protective actions that governments, or the Company, may direct, any resurgence of COVID-19 that may occur and how quickly and to what extent economic and operating conditions normalize within the markets in which the Company operates. The COVID-19 pandemic could disrupt the operations of the Company’s third-party manufacturers and other suppliers. The Company cannot predict how long the pandemic and measures intended to contain the spread of COVID-19 will continue and what effect COVID-19 and the associated containment measures will have on its suppliers and vendors, in particular for any of the Company’s suppliers and vendors that may not qualify as essential businesses and suffer more significant disruptions to their business operations. The Company is working closely with its manufacturing partners and suppliers to help ensure the Company is able to continue its research and development activities necessary to complete the development of its eVTOL and commence delivery of its services.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2021 and December 31, 2020 and results of operations and cash flows for the six months ended June, 2021 and 2020.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2021, the condensed consolidated statements of operations, condensed consolidated statements of comprehensive loss, the condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2021 and 2020 and statements of cash flows for the six months ended June 30, 2021 and 2020, and accompanying these statements notes are unaudited. These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments necessary for the fair presentation of these statement. The accompanying balance sheet as of December 31, 2020 was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the unaudited interim condensed consolidated financial statements.

The results for the six months ended June 30, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period. The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the related notes thereto for the year ended December 31, 2020.

The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the related notes thereto for the year ended December 31, 2020.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, expenses and disclosure of contingent assets and liabilities. The most significant estimates are related to the valuation of common stock, stock-based awards, preferred stock, preferred stock warrant and intangible assets acquired and the valuation of and provisions for income taxes and contingencies. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under related circumstances. The estimates form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates.

Segments

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company has one operating segment because its CODM, who is its Chief Executive Officer, reviews Company’s financial information on a consolidated basis for purposes of making decisions regarding allocating resources and assessing performance. The Company has no segment managers who are held accountable by the CODM for operations, operating results, and planning of components below the consolidated level.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, other receivables, accounts payable, accrued liabilities, short-term and long-term debt, redeemable convertible preferred stock, common stock warrants and redeemable convertible preferred stock warrants. The carring amounts of cash and cash equivalents, short-term investments, other receivables, accounts payable, and accrued and other current liabilities approximates their fair values due to the short time to the expected receipt or payment. The carrying amount of the Company’s short-term debt approximates its fair value as the effective interest rate approximates market rates currently available to the Company. Common stock warrants were initially recorded at the value allocated to them and not subject to remeasurement in subsequent periods. At initial recognition, the Company recorded the redeemable convertible preferred stock warrant liability on the balance sheet at its fair value. The redeemable convertible preferred stock warrant liability was subject to remeasurement at each balance sheet date, with changes in fair value recognized as a component of other income, net in the condensed consolidated statements of operations.

Concentrations of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash, cash equivalents and restricted cash, short-term investments and other receivables. At June 30, 2021 and December 31, 2020, cash and cash equivalents consist of cash deposited with domestic and foreign financial institutions that are of high-credit quality. The Company is exposed to credit risk in the event of default by the domestic financial institutions to the extent that cash and cash equivalent deposits are in excess of amounts insured by the Federal Deposit Insurance Corporation. Foreign cash balances are not insured. The Company has not experienced any losses on its deposits since inception. Short-term investments consist of government and corporate debt securities and corporate asset backed securities that carry high-credit ratings and accordingly, minimal credit risk exists with respect to these balances.

The Company’s other receivables are due from a United States government agencies under the Company’s government grant contracts. At June 30, 2021 and December 31, 2020 two agencies accounted for 94% and 89% of the Company’s other receivables, respectively. The Company provides for uncollectible amounts when specific credit problems are identified. In doing so, the Company analyzes historical bad debt trends, debtor creditworthiness, current economic trends, and changes in debtor payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Investment in SummerBio, LLC

Following the outbreak of the COVID-19 pandemic, the Company’s management determined that certain previously developed technology that was accessible to the Company could be repurposed and applied in providing high-volume rapid COVID-19 testing. To enable the development and deployment of this technology, in May 2020, SummerBio, LLC (“SummerBio”) was established which was 100% beneficially owned by the Company. In August 2020, SummerBio began to generate income through providing the logistical infrastructure for high-volume rapid COVID-19 testing.

In August 2020 SummerBio raised additional financing through issuing equity instruments to related parties, and changed the structure of its board of directors. As a result, the Company’s voting interest became approximately 61.5% and the Company lost the ability to nominate majority of the members of SummerBio’s board of directors. The Company concluded that in August 2020, it lost control over SummerBio as it does not have the ability to direct the decisions that most significantly impact SummerBio’s economic performance, but still maintains significant influence over SummerBio. The Company has determined it is not the primary beneficiary of the SummerBio and therefore accounts for its investment in SummerBio under the equity method of accounting.

At June 30, 2021 and December 31, 2020 the Company reviewed its investment in SummerBio for impairment by determining whether events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. The Company determined that the carrying value of the investment did not exceeds its fair value and, therefore, there are no indicators that its investment in SummerBio is impaired. In making this judgment, the Company considered all quantitative and qualitative evidence available to the Company at the time of the review.

Asset Acquisitions and Business Combinations

Upon an acquisition the Company performs an initial test to determine whether substantially all of the fair value of the gross assets transferred is concentrated in a single identifiable asset or a group of similar identifiable assets, such that the acquisition would not represent a business. If that test suggests that the set of assets and activities is a business, the Company then performs a second test to evaluate whether the assets and activities transferred include inputs and substantive processes that together, significantly contribute to the ability to create outputs, which would constitute a business. If the result of the second test suggests that the acquired assets and activities constitute a business, the Company accounts for the transaction as a business combination.

For transactions accounted for as business combinations, the Company allocates the fair value of acquisition consideration to the acquired identifiable assets and liabilities based on their estimated fair values. Acquisition consideration includes the fair value of any promised contingent consideration. The excess of the fair value of acquisition consideration over the fair value of acquired identifiable assets and liabilities is recorded as goodwill. Contingent consideration is remeasured to its fair value each reporting period with changes in the fair value of contingent consideration recorded in general and administrative expenses. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions and subject to revision when the Company receives final information, including appraisals and other analyses. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. Acquisition-related costs are expensed as incurred.

For transactions accounted for as asset acquisitions, the cost, including certain transaction costs, is allocated to the assets acquired on the basis of relative fair values. The Company generally includes contingent consideration in the cost of the assets acquired only when the uncertainty is resolved. The Company recognizes contingent consideration adjustments to the cost of the acquired assets prospectively using the straight-line method over the remaining useful life of the assets. No goodwill is recognized in asset acquisitions.

Goodwill

Goodwill is recorded when the consideration paid for a business acquisition exceeds the fair value of net identifiable assets and liabilities acquired. Goodwill is measured and tested for impairment annually on the last business day of the fiscal fourth quarter and whenever events or changes in circumstances indicate the carrying amount of goodwill may exceed its implied fair value. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of goodwill’s reporting unit is less than its carrying amount, however the Company may determine to proceed directly to the quantitative impairment test.

If the Company assesses qualitative factors and concludes that it is more likely than not that the fair value of goodwill’s reporting unit is less than its carrying amount or if the Company determines not to use the qualitative assessment, then a quantitative impairment test is performed. The quantitative impairment test requires comparing the fair value of the reporting unit to its carrying value, including goodwill. The Company has identified that its business operates as a single operating segment which is also a single reporting unit for purposes of testing for goodwill impairment. An impairment exists if the fair value of the reporting unit is lower than its carrying value, and the Company would record a goodwill impairment loss in the fiscal quarter in which the determination is made.

Intangible Assets

Intangible assets include identifiable intangible assets, primarily software technologies resulting from acquisitions (see Note 4). Acquired intangible assets are initially recorded at fair value. The fair value of software technologies is estimated on the basis of replacement cost and the fair value of contractual agreements asset is based primarily on the discounted cash flow model. Software technologies are amortized on a straight-line basis over their estimated useful lives, generally 3 to 5 years. The Company’s estimates of useful lives of intangible assets are based on cash flow forecasts which incorporate various assumptions, including forecasted remaining useful life until technological obsolescence of software.

Contractual Agreements

Contractual agreements asset (see Note 4) is classified as other non-current assets on the consolidated balance sheet. The Company will amortize the contractual agreements asset in proportion to the estimated incremental cash flows earned under the agreement over an estimated period of three years. The Company expects to begin generating incremental cash flows under the contractual agreements asset in 2024.

The Company reviews the contractual agreements asset for impairment at least annually or whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Recoverability of the contractual agreements asset is measured by comparing the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the Company determines that the carrying value of the asset may not be recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Redeemable Convertible Preferred Stock Warrant

The Company’s redeemable convertible preferred stock warrants require liability classification and accounting as the underlying redeemable convertible preferred stock is considered contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The redeemable convertible preferred stock warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the condensed consolidated statements of operations. The Company will continue to adjust the redeemable convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.

Emerging Growth Company

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As such the Company is eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including reduced reporting and extended transition periods to comply with new or revised accounting standards for public business entities. The Company has elected to avail itself of this exemption and, therefore, will not be subject to the timeline for adopting new or revised accounting standards for public business entities that are not emerging growth companies, and will follow the transition guidance applicable to private companies.

New Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, which provides clarification to ASU No. 2016-02. These ASUs require an entity to recognize a lease liability and a ROU asset in the balance sheets for leases with lease terms of more than 12 months. Lessor accounting is largely unchanged, while lessees will no longer be provided with a source of off-balance-sheet financing. This guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods within fiscal years beginning after December 15, 2022. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which allows entities to elect a modified retrospective transition method where entities may continue to apply the existing lease guidance during the comparative periods and apply the new lease requirements through a cumulative effect adjustment in the period of adoptions rather than in the earliest period presented. The Company expects to recognize a right-of-use asset and corresponding lease liabilities for its lease arrangements upon the adoption of this standard.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available-for-sale debt securities. The guidance is effective for the Company beginning in the first quarter of 2023. The Company is evaluating the impact of adopting this guidance on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, that simplifies the accounting for income taxes by eliminating certain exceptions related to the approach for intra-period tax allocation and modified the methodology for calculating income taxes in an interim period. It also clarifies and simplifies other aspects of the accounting for income taxes. The guidance is effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 with early adoption permitted. The Company is evaluating the effect of this guidance on its condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities through December 31, 2022. The Company is evaluating the effect of this guidance on its condensed consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions Between Topic 321, Topic 323, and Topic 815 — a consensus of the FASB Emerging Issues Task Force, which makes improvements related to the following two topics: (1) accounting for certain equity securities when the equity method of accounting is applied or discontinued, and (2) scope considerations related to forward contracts and purchased options on certain securities. The guidance is effective for the Company beginning in the first quarter of fiscal year 2022 with early adoption permitted. The Company is evaluating the effect this new guidance on its condensed consolidated financial statements.

Note 3. Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•	Level I — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

•

Level II — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

•	Level III — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s financial assets consist of Level 1 and 2 assets. The Company classifies its cash equivalents and marketable debt securities within Level 1 or Level 2 because they are valued using either quoted market prices or inputs other than quoted prices which are directly or indirectly observable in the market, including readily-available pricing sources for the identical underlying security which may not be actively traded. The Company’s fixed income available-for-sale securities consist of high quality, investment grade securities from diverse issuers. The valuation techniques used to measure the fair value of the Company’s marketable debt securities were derived from non-binding market consensus prices that are corroborated by observable market data and quoted market prices for similar instruments.

The Company’s financial liabilities measured at fair value on a recurring basis consist of Level III liabilities. The redeemable convertible preferred stock warrant is measured at fair value on a recurring basis. Changes in fair value of Level III liabilities are recorded in other income, net.

The following table sets forth the fair value of the Company’s financial assets and liabilities measured on a recurring basis by level within the fair value hierarchy (in thousands):

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Money market funds	$27,770	$—	$—	$27,770

Cash equivalents	27,770	—	—	27,770

Term deposits	—	40,024	—	40,024
Asset backed securities	—	66,477	—	66,477
Government debt securities	—	79,735	—	79,735
Corporate debt securities	—	188,974	—	188,974

Available-for-sale investments	—	375,210	—	375,210

Total fair value of assets	$27,770	$375,210	$—	$402,980

Liabilities measured at fair value
Redeemable convertible preferred stock warrant liability	—	—	$627	627

Total fair value of liabilities	$—	$—	$627	$627

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Money market funds	$74,049	$—	$—	$74,049

Cash equivalents	74,049	—	—	74,049

Asset backed securities	—	52,022	—	52,022
Government debt securities	—	57,829	—	57,829
Corporate debt securities	—	258,736	—	258,736

Marketable securities	—	368,587	—	368,587

Total fair value of assets	$74,049	$368,587	$—	$442,636

The following is a summary of the Company’s available-for-sale securities (in thousands):

	June 30, 2021
	Adjusted Basis	Unrealized Gains	Unrealized Losses	Recorded Basis
Assets measured at fair value
Term deposits	$40,024	$—	$—	$40,024
Asset backed securities	66,489	6	(18)	66,477
Government debt securities	79,733	5	(3)	79,735
Corporate debt securities	188,966	14	(6)	188,974

Total	$375,212	$25	$(27)	$375,210

	December 31, 2020
	Adjusted Basis	Unrealized Gains	Unrealized Losses	Recorded Basis
Asset backed securities	$51,938	$84	$—	$52,022
Government debt securities	57,826	3	—	57,829
Corporate debt securities	258,502	234	—	258,736

Total	$368,266	$321	$—	$368,587

There were no transfers between Level 1, Level 2 or Level 3 financial instruments in the six months ended June 30, 2021 and 2020.

In six months ended June 30, 2020, the Company did not have any Level III financial assets or liabilities measured at fair value on a recurring basis.

The following table sets forth a summary of the change in the fair value, which is recognized as a component of other income within the condensed consolidated statement of operations, of the Company’s Level III financial liabilities (in thousands):

2021
Fair value as of January 1	$—
Initial fair value of the redeemable convertible preferred stock warrant liability	602
Change in fair value	25

Fair value as of June 30	$627

The Company used the Black-Scholes option pricing model to estimate the fair value of the redeemable convertible preferred stock warrant (see Note 10).

Note 4. Acquisitions

Acquisition of Uber Elevate

On January 11, 2021, the Company entered into certain agreements with Uber Technologies, Inc. (“Uber”), under which it acquired Uber Elevate, Inc (“Uber Elevate”), a portion of Uber business dedicated to development of aerial ridesharing, issued to Uber a Convertible Promissory Note (“Uber CPN”) and entered into a collaboration agreement with Uber (the “Uber Agreement”).

Uber Elevate was a business incubated within Uber, which had developed multiple proprietary software technologies and built a highly skilled engineering team focused on multimodal ride sharing coordination, connected airspace management, urban transportation and simulation, and certifiable aviation grade battery technology. Uber Elevate acquisition was intended to complement the Company’s existing technologies and expertise necessary to gain integration into the Uber app and progress commercialization of aerial ridesharing services. In accordance with the Share Purchase Agreement between the Company, Uber and Uber Elevate (the “Share Purchase Agreement”), the Company acquired all outstanding common shares of Uber Elevate and certain other assets (see below) in exchange for 2,581,285 shares of the Company’s Series C redeemable convertible preferred stock. At the acquisition date, the fair value of the Company’s Series C redeemable convertible preferred stock was $30.07 per share, resulting in the total fair value of consideration transferred to Uber of $77.6 million. The fair value of the Company’s Series C redeemable convertible preferred stock was estimated using a multi-scenario option pricing method model, consistent with the approach employed to value the Company’s common stock. This model specifically considered the potential for the conversion of the Series C redeemable convertible preferred stock to common stock on a 1-for-1 basis in the event of the SPAC transaction closing.

No single identifiable assets or group of similar identifiable assets of Uber Elevate represented substantially all of the fair value of the gross assets acquired. Further, Uber Elevate acquisition included inputs, represented by tangible assets and developed software technologies, and processes, represented by experienced workforce, which together significantly contribute to Uber Elevate’s ability to create outputs, represented by commercialization of aerial ridesharing. The Company concluded that Uber Elevate represents a business, and acquisition of Uber Elevate was accounted as a business combination.

Under the terms of the Share Purchase Agreement, certain employees of Uber Elevate who continued their employment with the Company following the acquisition of Uber Elevate were allowed to retain their unvested Uber RSUs that would otherwise have vested on or prior to December 16, 2021, provided that such employees remain employed by the Company through December 16, 2021 (the “Uber RSU provision”). All RSUs subject to the Uber RSU provision vest on December 16, 2021. This incentive was provided by Uber to such employees to ensure successful integration of Uber Elevate and progress of the development efforts under Uber Agreement (see below). Because Uber is also a holder of pecuniary interest in the Company, the Company concluded that the Uber RSU provision in substance represents non-cash compensation of the Company. The total fair value of the non-cash compensation as of the acquisition date was $7.5 million and will be recognized over the period between the acquisition date and December 16, 2021. $3.7 million was recognized as other non-cash compensation during the six months ended June 30, 2021. $3.3 million and $0.4 million are included in research and development expenses and selling, general and administrative expenses, respectively.

Uber CPN was issued in exchange for gross proceeds of $75.0 million, which is the note’s face amount. Uber CPN bears interest at simple interest rate of 5% per annum and matures in two years after its issuance. Uber CPN may convert into common or preferred stock of the Company, depending on the occurrence or non-occurrence of various equity financing scenarios, including IPO or a merger with (or acquisition of) a Special Purpose Acquisition Company (“SPAC”). Uber CPN was issued at a premium, as its fair value at issuance was $74.5 million, $0.5 million below its face amount. Because Uber CPN is considered a transaction separate from the business combination, but would not have been entered into absent the business combination, the Company recognized the $0.5 million premium at issuance of Uber CPN as a reduction of the total consideration transferred to Uber for the acquisition of the Uber Elevate.

Under the terms of the Uber Agreement, the Company and Uber agreed to continue focused development of their respective existing technologies to achieve mutual integration of their transportation services offerings to the customers.

The Uber Agreement is intended to provide for the Company and Uber to work together to enable seamless passenger services across their respective businesses and for customers of either company to be able to order the services of the other party via their respective applications. The Uber Agreement includes terms governing the software integration and data-sharing that will be necessary to enable such services across one or both businesses, regardless of the initial platform or combination of services requested by the passenger. As part of the Uber Agreement, the Company commits to continue developing its passenger air mobility services and that Uber’s customers will be able to purchase the Company’s air mobility services from the Uber app. Similarly, Uber commits to enable its customers to order the Company’s services or combined services. The parties also intend to work together to enable Uber to fulfill “last mile” terrestrial ride services to and from the Company’s air mobility services end points. The parties intend to market to their respective customers and generally the availability of the other’s services orderable from their respective applications. The Uber Agreement also includes terms regarding branding to be incorporated into the parties’ respective ride-hailing applications, as well as a management process for the two parties to work together in both the development and commercialization phases contemplated by the agreement. The Uber Agreement further makes clear that each party retains independence in setting the prices for its own services. Finally, the Uber Agreement contains standard and customary intellectual property cross-licensing and intellectual property ownership terms, limitations of liability clauses, indemnification, dispute resolution, and other typical commercial terms.

The Uber Agreement embodies significant benefits to the Company, consisting primarily of customer demand aggregation, improved load factor as well as below market commissions. The fair value of the asset representing these benefits (the “contractual agreements asset”) at inception was $49.5 million. The Company considered whether the Uber Agreement, entered into concurrently with the Share Purchase Agreement, is a part of the Uber Elevate business combination, or is a separate transaction. Under ASC 805, a transaction entered into by or on behalf of the acquirer or primarily for the benefit of the acquirer or the combined entity, rather than primarily for the benefit of the acquiree (or its former owners) before the combination, is likely to be a separate transaction. Uber Agreement contains features, which in combination result in significant financial and other benefits primarily to the Company. Accordingly, the Company concluded that Uber Agreement represents a transaction separate from the Uber Elevate acquisition.

Because the Uber Agreement is not a part of the Uber Elevate business combination, the Company used the relative fair value method to allocate the total consideration transferred to Uber between the purchase consideration for acquiring Uber Elevate business and the contractual agreements asset. The Company will amortize the contractual agreements asset in proportion to the estimated incremental cash flows earned under the Uber Agreement over an estimated period of three years. The Company expects to begin generating incremental cash flows under the contractual agreements asset in 2024.

The methodologies used in determining the fair values of Uber Elevate and contractual agreements asset, as well as the respective key assumption, as follows.

Valuation of Uber Elevate— estimated fair value of Uber Elevate was $20.0 million. The Company determined the fair value of Uber Elevate using the asset accumulation method (also known as the net asset method). This method measures the value of equity as the sum of the values of a company’s assets reduced by the sum of the values of its liabilities. Uber Elevate assets included property and equipment, developed software technologies, and the assembled workforce. The Company concluded that the fair value of property and equipment was not materially different from it book value. In determining the fair value of developed software technologies, the Company used the replacement cost approach, under which the Company estimates the fair value based upon the estimated cost of replacing or reproducing the asset, less adjustments for physical deterioration and functional obsolescence, if relevant. The Company based valuation of developed technologies on its estimates of development time and cost by development phase and technology element, which included estimates of engineering costs per person-month for concept development and design, coding, testing and quality control review and operations costs. The Company then added to the total replacement cost an allowance for a fair return on investment during the development period of 35%, based on the peer group weighted average cost of capital analysis. This value is then adjusted for depreciation and/or obsolescence present in each software technology using an age-life calculation, reducing the preliminary values by 23.0% to 37.0% percent, depending on management’s estimate of the age and expected remaining life of the existing software code bases.

The Company based valuation of assembled workforce on its estimates of average cost per employee, which included average annual and monthly salaries, overhead burden and direct recruiting and training costs.

Valuation of the contractual agreements asset— the estimated fair value of the contractual agreements asset was $49.5 million. The Company determined the value of the contractual agreements asset by using the incremental cashflow approach, which involved comparing the Company’s forecasted cash flow with the Uber Elevate assets in place, versus without them in place, and then deducting the estimated fair values of key contributory assets, including developed software technology and the acquired workforce, since the Company’s “with” scenario assumes that those contributory assets are in place as well (the“withand without” method). The forecast model assumes that the contractual agreements asset and acquired Uber Elevate assets will result in incremental cash flow over a three-year period due to lower costs and higher load factors. The Company applied a 25.0% discount rate, which was based upon the cost of capital analysis.

The following table summarizes the allocation of total consideration between Uber Elevate and contractual agreements asset (in thousands, except share and per share data):

Series C redeemable convertible preferred stock (2,581,285 shares at $30.07 per share fair value)	$77,619
Less: premium on Uber CPN	(465)

Total consideration	$77,154

Consideration allocated to contractual agreements asset	$(54,944)

Consideration allocated to Uber Elevate	$22,210

The factors contributing to the recognition of goodwill were based upon the Company’s conclusion that there are strategic and synergistic benefits that are expected to be realized from the acquisition. Goodwill of $4.9 million recorded for the Uber Elevate acquisition is expected to be deductible for tax purposes.

The purchase price allocation for Uber Elevate is as follows (in thousands):

Goodwill	$4,880
Automation Platform Software Technology	7,200
Multimodal Software Technology	4,900
Simulation Software Technology	4,600
Property and equipment	630

Total purchase consideration	$22,210

Unaudited Supplemental Pro Forma Information

Uber Elevate did not generate any revenue prior to its acquisition by the Company. In addition, due to the close proximity of Uber Elevate acquisition date to the beginning of 2021, the pre-acquisition net loss of Uber Elevate was immaterial. Therefore, the pro forma information that presents the combined results of operations for the period presented, as if Uber Elevate was acquired as of the beginning of 2021 is not materially different from the consolidated results of operations for the six months ended June 30, 2021.

Asset Acquisition

On April 6, 2021, the Company completed acquisition of an entity (the “acquiree”) engaged in the development of transportation technology with application in aviation sector, whereby it acquired all the outstanding shares of the acquiree in exchange for a total consideration consisting of (i) $5.0 million in cash, (ii) 774,385 shares of Series C Preferred stock with the aggregate acquisition date fair value of $23.9 million. Upon closing of the acquisition, the acquiree’s former shareholders became employees of the Company. The Series C Preferred shares issued to the former shareholders as part of the total consideration are subject to vesting over six-year period and is contingent on the continued employment of the former shareholders with the Company. In the event of a voluntary termination of the former shareholder’s employment with the Company prior to vesting without a good cause, all of then unvested Series C Preferred shares, issued as part of the total consideration, will be forfeited by such terminated former shareholder. Because the vesting of Series C Preferred shares, issued as part of the total consideration, is contingent upon the former shareholders’ continued employment, such Series C Preferred shares are considered to be a part of the former shareholders’ post-combination compensation expense rather than part of the purchase consideration. Therefore, the fair value of the Series C Preferred shares of $23.9 million will be recognized as a stock-based compensation expense over the six-year vesting term, commencing on acquisition date.

The acquisition was accounted for as an asset acquisition because substantially all of the fair value of gross assets acquired was represented by a group of similar assets. The purchase consideration of $5.0 million was allocated to the acquired in-process research and development (“IPR&D”) assets, $0.1 million was allocated to the acquired current liabilities and less then $0.1 million allocated to the acquired current assets. The Company concluded that acquired IPR&D assets are to be used only in specific programs and have no alternative future use if such programs fail to result in a commercialized product. Therefore, the acquired IPR&D assets were written off immediately after acquisition date and reflected as part of research and development expenses in the condensed consolidated statement of operations.

Note 5. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Equipment	$36,276	$29,229
Computer software	7,292	5,992
Leasehold improvements	7,046	5,724
Molds and tooling	4,079	3,269
Vehicles	1,130	211
Furniture and fixtures	173	95
Construction in progress	5,049	3,741

Gross property and equipment	61,045	48,261
Accumulated depreciation and amortization	(19,493)	(14,135)

Property and equipment, net	$41,552	$34,126

Depreciation and amortization expense for the six months ended June 30, 2021 and 2020 was $5.4 million and $3.2 million, respectively.

Intangible Assets, Net

The intangible assets consist of the following:

	June 30, 2021	December 31, 2020
Automation Platform Software	$7,200	$—
Multimodal Software Technology	4,900	—
System Simulation Software Technology	4,600	—

Gross intangible assets	16,700	—

Accumulated amortization	(1,921)	—

Intangible assets, net	$14,779	$—

Amortization expense related to intangible assets for the six months ended June 30, 2021 and 2020 was $1.9 million and nil, respectively.

The following table presents the estimated future amortization expense of acquired amortizable intangible assets as of June 30, 2021 (in thousands):

Fiscal Year	Amount
2021 (remainder)	$1,922
2022	3,843
2023	3,843
2024	3,006
2025	2,165

$14,779

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid equipment	$3,892	$1,352
Prepaid software	1,797	1,076
Prepaid taxes	721	243
Prepaid insurance	195	156
Other	508	205

Total	$7,113	$3,032

Other non-current assets

	June 30, 2021	December 31, 2020
Contractual agreements asset	$54,944	$—
Other non-current assets	386	262

Total	$55,330	$262

Note 6. Debt

Tenant Improvement Loan

Under the terms of one of the Company’s operating lease agreements (Note 7), the landlord provided to the Company a loan of $1.6 million to be used in financing leasehold improvements for the property leased. The loan was drawn by the Company in six separate installments, of which two installments were drawn in December 2018, for a total of $0.5 million, and the remaining installments were drawn in January, April and October 2019 for a total of $1.1 million. Each loan installment is repayable in equal monthly payments over a period of six years, commencing in February 2019 and ending in October 2025. In the event of early lease termination by the Company, the loan is repayable within 30 days of the termination. Outstanding balances accrue interest at a rate of

8% per annum. The average effective interest rate for the loan is 8.1%. Maturities on the tenant improvement loan were as follows (in thousands):

As of June 30, 2021	Amount
2021 (remaining six months)	$125
2022	265
2023	287
2024	310
2025	84

Total payable amount	1,071
Less: current portion of tenant improvement loan	(254)

Noncurrent portion of tenant improvement loan, net	$817

Uber CPN

On January 11, 2021, in the course of acquisition of Uber Elevate, the Company issued CPN to Uber in exchange for gross proceeds of $75.0 million, which is the note’s face amount. Uber CPN bears interest at simple interest rate of 5% per annum and matures in two years after its issuance. Refer to Note 4 for further discussion.

Note 7. Leases

Operating Leases

The Company leases various office and research and development facilities under operating lease agreements that expire at various dates through October 2050. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for the six months ended June 30, 2021 and 2020 was $2.6 million and $2.2 million, respectively.

Aggregate future minimum lease payments required under the operating leases at June 30, 2021 are as follows (in thousands):

As of June 30, 2021	Amount
2021 (remaining six months)	$2,607
2022	4,737
2023	4,126
2024	3,396
2025	720
2026 and thereafter	3,801

Total minimum future lease payments, operating leases	$19,387

Capital Leases

The Company purchased equipment with total gross book value of $4.1 million under capital lease agreements. Interest rates for the capital leases range from 4.84% to 22.10% per annum. Accumulated depreciation for equipment acquired under the capital leases was $0.9 million and $0.7 million as of June 30, 2021 and December 31, 2020, respectively.

Aggregate future minimum principal lease payments under the capital leases at June 30, 2021 are as follows (in thousands):

As of June 30, 2021	Amount
2021 (remaining six months)	564
2022	709
2023	248
2024	183
2025	110
2026 and thereafter	130

Total payments	1,944
Less current portion	(415)

Noncurrent portion	$1,529

Note 8. Commitments and Contingencies

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. Accruals for litigation and contingencies are reflected in the condensed consolidated financial statements based on management’s assessment, including the advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential losses from any claims or legal proceedings are considered probable and the amounts can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s consolidated results of operations in a given period. As of June 30, 2021 and December 31, 2020, the Company was not involved in any material legal proceedings.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

The Company has indemnified its Board of Directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or officer, other than liabilities arising from willful misconduct of the individual. The Company currently has directors’ and officers’ insurance. The Company believes the estimated fair value of these obligations is minimal. The Company did not record any liabilities in connection with these possible obligations as of June 30, 2021 and December 31, 2020.

Note 9. Redeemable Convertible Preferred Stock

Under the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 105,500,526 shares of redeemable convertible preferred stock at a par value of $0.00001, with 6,950,729 shares designated as Series Seed-1 redeemable convertible preferred stock, 12,298,893 shares designated as Series Seed-2 redeemable convertible preferred stock, 21,418,756 shares designated as Series A redeemable convertible preferred stock, 22,652,737 shares designated as Series B redeemable convertible preferred stock and 42,179,411 shares designated as Series C redeemable convertible preferred stock.

Redeemable convertible preferred stock as of June 30, 2021 and December 31, 2020, consisted of the following (in thousands, except share and per share amounts):

	June 30, 2021
	Shares Authorized	Share Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 Preferred Stock	6,950,729	6,950,729	$0.6167	$4,287	$4,287
Series Seed-2 Preferred Stock	12,298,893	12,298,893	0.6167	7,585	7,585
Series A Preferred Stock	21,418,756	21,418,756	0.7594	16,265	16,040
Series B Preferred Stock	22,652,737	22,444,315	4.4383	99,615	99,398
Series C Preferred Stock	42,179,411	36,495,600	19.3702	706,927	718,621

Total Convertible Preferred Stock	105,500,526	99,608,293		$834,679	$845,931

	December 31, 2020
	Shares Authorized	Share Issued and Outstanding	Original Issue Price	Aggregate Liquidation Preference	Net Carrying Value
				(in thousands)
Series Seed-1 Preferred Stock	6,950,729	6,950,729	$0.6167	$4,287	$4,287
Series Seed-2 Preferred Stock	12,298,893	12,298,893	0.6167	7,585	7,585
Series A Preferred Stock	21,418,756	21,418,756	0.7594	16,265	16,040
Series B Preferred Stock	22,652,737	22,444,315	4.4383	99,615	99,398
Series C Preferred Stock	42,179,411	33,139,930	19.3702	641,927	641,002

Total Convertible Preferred Stock	105,500,526	96,252,623		$769,679	$768,312

The rights and preferences of holders of the redeemable convertible preferred stock are as follows:

Dividends

Holders of redeemable convertible preferred stock are entitled to receive non-cumulative dividends prior and in preference to dividends declared on common stock at an annual rate of 8% of the original issuance price per share, adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, when and if declared by the Board of Directors. Payment of any dividends to the holders of redeemable convertible preferred stock will be on a pro rata, pari passu basis in proportion to the dividend rates for each respective series. After all redeemable convertible preferred stock dividends have been paid, the holders of common stock and redeemable convertible preferred stock will be entitled to receive dividends, when and if declared by the Board of Directors, in proportion to the number of shares of common stock held by them, on an as-converted basis.

Conversion

Shares of redeemable convertible preferred stock may, at the option of the holder, be converted at any time into shares of common stock at a rate equal to dividing the original issue price of the relevant series of redeemable convertible preferred stock by the conversion price of $19.3702 for Series C redeemable convertible preferred stock, $4.4383 for Series B redeemable convertible preferred stock, $0.7594 for Series A redeemable convertible preferred stock, $0.6167 for Series Seed-2 and Series Seed-1 redeemable convertible preferred stock, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like. The conversion prices are also subject to adjustment upon issuance of additional common stock for a consideration per share less than the applicable conversion price of a series of convertible preferred stock. In addition, each share of redeemable convertible preferred stock will automatically be converted into shares of common stock either (i) upon the completion of a public offering provided the public offering price is not less than $19.3702 per share, as adjusted, aggregate gross proceeds are greater than $100,000,000 and the common stock is listed on the Nasdaq Stock Market or New York Stock Exchange (ii) upon written consent of the holders of at least 60% of the preferred stock outstanding.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, sale, lease, transfer, exclusive license or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of assets or change of control of the Company (any of such events representing a “liquidation event”), the holders of shares of each series of redeemable convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of proceeds from such liquidation event to the holders of common stock, the greater of (i) an amount per share equal to the sum of the applicable original issuance price for such series of redeemable convertible preferred stock, plus declared but unpaid dividends on such share, or (ii) an amount that would be received by the holders of the redeemable convertible preferred stock if such shares held by them immediately prior to the liquidation event were converted into the respective number of common shares (regardless of whether such conversion actually takes place), in which case such holders of redeemable convertible preferred stock will not be eligible to receive any distribution that would otherwise be made to holders of such series of redeemable convertible preferred stock that have not converted (or have not been deemed to have converted) into common shares.

If the proceeds distributed among the holders of the redeemable convertible preferred stock shall be insufficient to permit the payment in full to the holders of redeemable convertible preferred stock, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of the issued and outstanding shares of redeemable convertible preferred stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Upon completion of the distributions made to the holders of redeemable convertible preferred stock, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Voting

The holders of each share of redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of redeemable convertible preferred stock could be converted. With respect to such vote, the holders have full voting rights and powers equal to the voting rights and powers of common stock.

As long as at least 12,000,000 shares of Series C remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the holders of a majority of shares of Series C are entitled to elect one member of the Board of Directors. As long as at least 7,000,000 shares each of Series B and Series A remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the holders of a majority of shares of Series B and Series A, each voting as separate classes, are entitled to elect one member of the Board of Directors. As long as at least 7,100,000 shares of Series Seed-1 and Series Seed-2, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, in total the holders of Series Seed-1 and Series Seed-2 remain outstanding, voting together as a single class, are entitled to elect one member of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect two members to the Board of Directors. All remaining members of the Board of Directors, are elected by the holders of preferred stock and common stock, voting together as a single class on and as converted basis.

Redemption

The preferred stock is not redeemable at the option of the holder.

Protective Provisions

As long as at least 30,000,000 shares of redeemable convertible preferred stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the Company may not, among other things, without the approval of at least 60% of the outstanding redeemable convertible preferred shares: (i) consummate a liquidation event; (ii) make any adjustments to the amended and restated certificate of incorporation or bylaws; (iii) increase of decrease the total number of shares of common stock or redeemable convertible preferred stock; (iv) authorize or issue any equity security having a preference over, or being on a parity with, any series of redeemable convertible preferred stock with respect to dividends, liquidation or redemption; (v) redeem, purchase or acquire any shares of redeemable convertible preferred stock or common stock other than for the purpose of repurchasing shares of common stock currently outstanding; (vi) create or authorize creation of any debt in excess of $20,000,000; (vii) materially change the Company’s business plan; (viii) change the number of authorized members of the Board of Directors; (ix) pay or declare any dividends or make any distributions on any shares of capital stock; (x) reclassify, alter or waive any powers, preferences or special rights of the redeemable convertible preferred stock.

As long as at least 12,000,000 shares of Series C redeemable convertible preferred stock remain outstanding, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, the Company may not, without the approval of at least 60% of the outstanding Series C redeemable convertible preferred shares: (i) make any adjustments to the amended and restated certificate of incorporation or bylaws so as to adversely alter the rights and preferences of Series C redeemable convertible stockholders; (ii) increase of decrease the total number of shares of Series C redeemable convertible preferred stock; and (iii) issue additional shares of Series C redeemable convertible preferred stock other than those pursuant to the Series C redeemable convertible preferred stock purchase agreement.

Note 10. Common Stock Warrants

In connection with the issuance of convertible notes, in March 2017 and May 2018, the Company issued to the note holders warrants to purchase 156,102 and 63,300 shares of common stock, respectively, with exercise prices of $0.10 and $0.67 per share, respectively. The common stock warrants expire in March 2027 and May 2028, respectively, and remain outstanding at June 30, 2021 and December 31, 2020. The Company allocated the proceeds between convertible notes and common stock warrants on a relative fair value basis and recorded the amount allocated to the common stock warrants within additional paid-in capital on the accompanying condensed consolidated balance sheet as the common stock warrants met all criteria for equity classification. As the common stock warrants are equity classified, they do not require subsequent remeasurement after issuance.

Note 11. Redeemable Convertible Preferred Stock Warrants

On March 19, 2021 the Company entered into a government grant contract with In-Q-Tel, an independent nonprofit corporation under contract to the Central Intelligence Agency of the U.S. Government, under which it receives payments from In-Q-Tel in support of the development of its technology and future services offering. Upon submission of certain specified deliverables over the span of three to five months the Company will receive a total amount of $1.0 million from In-Q-Tel. In connection with entering the government grant contract with In-Q-Tel, Joby issued to In-Q-Tel a warrant for 19,857 shares of its Series C Preferred Stock stock with exercise price of $0.1 per share and a 10-year term (the “In-Q-Tel Warrant”). The fair value of the In-Q-Tel Warrant of $0.6 million was determined using the Black-Scholes valuation model with the following assumptions: preferred stock fair value $30.33, volatility of 60.2%, risk-free rate of 0.07%, probability weighted average expected term of 1.1 years, and dividend rate of 0%. At issuance the Company recognized deferred cost for the amount of the issuance date fair value of the In-Q-Tel Warrant, included in prepaid expenses and other current assets. The deferred cost will be amortized to research and development expenses as the Company earns the $1.0 million in government grants from In-Q-Tel.

Note 12. Common Stock

The Company is authorized to issue 149,793,455 shares of common stock with a par value of $0.00001. There were 35,693,292 and 35,305,759 shares of common stock issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. As of June 30, 2021 and December 31, 2020, no dividends have been declared to date.

The Company had reserved common stock, on an as-converted basis, for future issuance as follows:

	June 30, 2021	December 31, 2020
Stock options and RSU’s outstanding under 2016 Stock Plan	9,542,094	7,108,899
Remaining shares available for future issuance under the 2016 plan	533,647	144,375
Redeemable convertible preferred stock	99,608,293	96,252,623
Redeemable convertible preferred stock warrants	19,857	—
Common stock warrants	219,402	219,402

Total common stock reserved	109,923,293	103,725,299

Restricted Stock

In 2017, the Company issued 240,000 shares of common stock under restricted stock purchase agreements, which allow the Company to repurchase the unvested shares of common stock if the stockholder ceases to provide services to the Company. The Company’s right to repurchase the stock lapses over ten years. As of June 30, 2021, and December 31, 2020, 146,250 and 158,250 shares of common stock, respectively, were subject to repurchase at a weighted average price of $0.1 per share and $0.1 million was recorded as a stock repurchase lability in early exercise stock option liabilities on the condensed consolidated balance sheets.

Common Stock Subject to Repurchase or Cancellation

At incorporation, the Company issued to its then parent entity (the “Former Parent”) 29,382,750 common shares and assumed the substantial majority of the Former Parent’s workforce. The 29,382,750 common shares of the Company were issued to the Former Parent at a one-for-one ratio to the common shares of the Former Parent that were (i) 9,382,750 shares underlying the Former Parent’s common stock options previously issued to its employees (the “Former Parent Options”) at $0.02 per share exercise price, and (ii) 20,000,000 shares underlying restricted stock units issued by the Former Parent to the Company’s chief executive officer (the “Former Parent RSUs”). The Company’s 29,382,750 common shares were issued to the Former Parent in order to achieve the economic effect whereby the then holders of the Former Parent’s common stock, stock options and restricted stock units would have ownership rights to an identical number of common shares of the Company as that to which they are entitled to with respect to the Former Parent’s common shares.

Further, in November 2016 the Company and the Former Parent entered into a stock repurchase agreement with respect to the originally issued 29,382,750 common shares under which the Company would be entitled to repurchase at $0.02 per share or cancel the identical number of common shares issued to the Former Parent which becomes subject to repurchase or cancellation by the Former Parent under the Former Parent Options and Former Parent RSUs if such options and RSUs are unvested when an employee is terminated or vested options expire unexercised. At the time of the Company’s incorporation, 5,451,507 common shares were issued by the Former Parent in respect of early exercises of the Former Parent Options, and 6,944,444 Former Parent RSU were unvested.

Note 13. Stock-based Compensation

2016 Stock Option and Grant Plan

In November 2016, the Company’s Board of Directors adopted the 2016 Stock Option and Grant Plan (the Plan) under which officers, employees, directors, consultants and other key persons of the Company or its affiliates may be granted incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units (“RSUs”).

Under the Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant. Options generally have contractual terms of ten years. Incentive stock options (ISO) may only be granted to employees, whereas all other stock awards may be granted to employees, directors, consultants and other key persons.

Outstanding options generally vest over six years, contain a one-year cliff, are exercisable immediately and, upon early exercise, are subject to repurchase by the Company at the original exercise price. If an ISO is granted to an optionee who, at the time of grant, owns more than 10% of the voting power of all classes of capital stock, the term of the ISO is five years. Options issued under the Plan must be priced at no less than the fair value of the shares on the date of the grant provided, however, that the exercise price of an option granted to a 10% stockholder is not less than 110% of the fair value of the shares on the date of grant. The Board of Directors determines the exercisability provisions of a stock option agreement at its sole discretion.

The fair value of the RSU’s granted under the plan determined by the Company’s Board of Directors on the date of grant. Generally, RSUs have six years vesting period and contractual terms of ten years.

In May 2019, the Company cancelled 2,436,083 non-qualified employee stock options and subsequently re-issued incentive stock options and non-qualified employee stock options for the same total number of options. As part of the re-issuance, the exercise price for majority of shares was increased to fair market value, which the Company determined to be $0.70 per share. The original vesting terms were not changed. The Company accounted for this transaction as a stock option modification and calculated the fair value of the original options immediately prior to the modification and again after the modification occurred using the Black-Scholes option pricing model. The fair value of the modified options was less than the fair value of the original options immediately before the modification. As a result, no additional stock-based compensation was recognized.

The Company has also allowed certain option holders to exercise unvested options and stock purchase rights to purchase shares of common stock. Common shares received from such early exercises are subject to a right of repurchase at the original issuance price. The Company’s repurchase right with respect to these shares typically lapse over six years as the shares become vested.

Former Parent Plan

The Company concluded that the Former Parent Options and Former Parent RSUs represent in substance stock-based compensation awards of the Company (the “Former Parent Plan”) as they are designed to compensate the Company’s employees. As of June 30, 2021 and December 31, 2020, 305,659 and 608,687 common shares of the Company, respectively were subject to repurchase at $0.02 per share because they related to early exercises of Former Parent Options, and zero shares were subject to repurchase at $0.02 per share because related Former Parent RSUs were fully vested as of June 30, 2021 and December 31, 2020.

Other Stock-based Awards

In 2017, the Company issued 975,000 common stock options outside of the 2016 Option Plan. The options were fully exercised as of June 30, 2021 and December 31, 2020, and 633,750 and 682,500 shares of common stock, respectively, were subject to repurchase at a weighted average price of $0.1 per share and $0.1 million, was recorded as a stock repurchase lability in early exercised stock option liabilities on the condensed consolidated balance sheets.

The Company records stock-based compensation expense for stock options based on the estimated fair value of the options on the date of the grant using the Black-Scholes option-pricing model. The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of common and convertible preferred stock, and transactions involving the Company’s common stock. The fair value of the Company’s common stock was determined in accordance with the applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The following sets forth the total stock-based compensation expense for the Company’s stock options included in the Company’s condensed consolidated statements of operations (in thousands):

	Six months ended June 30,
	2021	2020
Research and development expenses	$7,939	$2,350
Selling, general and administrative expenses	3,861	315

Total stock-based compensation expense	$11,800	$2,665

Note 14. Related Party Transactions

The Company’s Chief Executive Officer and founder has ownership interests in certain vendors providing services to the Company. These services purchased from these vendors include rent of office space and certain utilities and maintenance services related to the property on which the rented premises are located. Expenses and related payments to these vendors totaled $0.7 million and $0.8 million during the six months ended June 30, 2021 and 2020, respectively. The Company owed these vendors $0.2 million and $0.2 million as of June 30, 2021 and December 31, 2020, respectively.

In addition, during 2020 subsequent to deconsolidation of SummerBio (see Note 2), the Company entered into certain transactions with SummerBio. Expenses and related payments to SummerBio totaled $0.5 million and nil during the six months ended June 30, 2021 and 2020, respectively. Total amounts due to SummerBio at June 30, 2021 and December 31, 2020 were nil and $0.1 million, respectively.

Note 15. Net Loss per Share Attributable to Common Stockholders

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because the Company reported a net loss for the six months ended in June 30, 2021 and 2020, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share for those periods presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Six Months Ended June 30,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(106,511)	$(52,237)

Denominator:
Weighted-average shares outstanding	32,239,448	29,040,833

Net loss per share attributable to common stockholders, basic and diluted	$(3.30)	$(1.80)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As at June 30,
	2021	2020
Redeemable convertible preferred stock	99,608,293	96,252,623
Common stock warrants	219,402	219,402
Unvested restricted stock awards	146,250	170,250
Unvested restricted stock units	2,966,408	—
Options to purchase common stock	6,575,686	5,268,106
Series C redeemable convertible preferred stock warrants	19,857	—

Total	109,535,896	101,910,381

Note 16. Subsequent Events

The Company evaluated subsequent events through August 16, 2021, the date on which the condensed consolidated financial statements were available for issuance.

On August 10, 2021, the Company completed a merger with RTP. Refer to Note 1 for additional discussion.